                                                                   Exhibit 11

                       Computation of Per Share Earnings
                                  (Unaudited)

                                                                          Three Months Ended December 31,
                                                                          1996                       1995
Primary

    Weighted average shares outstanding                                  11,547,731                  9,900,975
    Net effect of dilutive stock options - based
        on the treasury stock method using
        average market price                                                     --                    831,367
                                                                    ---------------            ---------------
    Total                                                                11,547,731                 10,732,342
                                                                    ===============            ===============


    Income from continuing operations                               $     2,064,315            $     1,302,238
    Subtract $0.08 cumulative preferred stock dividends                          --                     (6,713)
    Subtotal                                                              2,064,315                  1,295,525
    Discontinued operations - CRC                                                --                   (444,043)
                                                                    ---------------            ---------------
      Net income                                                    $     2,064,315            $       851,482
                                                                    ===============            ===============

    Income per share from continuing operations                     $          0.18            $          0.12
                                                                    ===============            ===============

    Net income per share                                            $          0.18            $          0.08
                                                                    ===============            ===============



Fully Diluted (Notes 1 and 2)

    Weighted average shares outstanding                                                              9,900,975
    Net effect of dilutive stock options - based
        on the treasury stock method using the
        period-end market price, if higher than
        the average market price                                                                       830,765
                                                                                               ---------------
    Total                                                                                           10,731,740
                                                                                               ===============

    Net income from continuing operations                                                      $     1,302,238
    Subtract $0.08 cumulative preferred stock dividends                                                 (6,713)
    Subtotal                                                                                         1,295,525
    Discontinued operations - CRC                                                                     (444,043)
      Total                                                                                    $       851,482
                                                                                               ===============

    Income per share from continuing operations                                                $          0.12
                                                                                               ===============

    Net income per share                                                                       $          0.08
                                                                                               ===============


Notes:
(1) For the three month period ended December 31, 1996 there were no common stock equivalents, therefore the fully diluted computation is not applicable.

(2) For the three month period ended December 31, 1995, under the treasury stock method, the period-end market price is less than the average market price during the period, therefore the effect is anti-dilutive. However, the per share amount is the same under both the primary and fully-dilutive computations.